Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and between Sky Harbour Group Corporation, a Delaware corporation (the “Company”), and each investor signatory hereto (each, an “Investor” and collectively, the “Investors”) and shall become effective upon the execution and delivery of this Agreement by the parties hereof.

RECITALS

A.

The Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below) and Rule 506 of Regulation D promulgated by the SEC (as defined below);

B.

Each Investor wishes to purchase from the Company, and the Company wishes to sell and issue to each Investor, upon the terms and subject to the conditions stated in this Agreement, shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) to purchase Class A Common Stock, CUSIP No. 98566K113 (the “Public Warrants”); and

C.

Contemporaneously with the sale of the Shares and the Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares, the Warrants and the shares of Class A Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”) under the 1933 Act and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actions” means any civil, criminal or administrative action, suit, demand, claim, charge, complaint, litigation, audit, formal proceeding, arbitration or hearing.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with such Person. For the avoidance of doubt, an Investor shall be deemed not to be an Affiliate of (i) any portfolio company of such Investor or its Affiliates or (ii) any limited partner of such Investor or its Affiliates.

“B. Riley Program” has the meaning set forth in Section 6.8.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Buy-In” has the meaning set forth in Section 6.2.

“Buy-In Price” has the meaning set forth in Section 6.2.

“Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Sale Price” means on any date the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Principal Trading Market.

“Closing Securities” means the Initial Closing Securities and the Second Closing Securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Deliverables” has the meaning set forth in Section 5.1.

“Company’s Knowledge” means the actual knowledge of the Company’s executive officers (as defined in Rule 405 under the 1933 Act) of the Company after due inquiry.

“Company Lock-Up Period” has the meaning set forth in Section 6.8.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Time” has the meaning set forth in Section 8.8.

“EDGAR system” has the meaning set forth in Section 3.8.

“Environmental Laws” has the meaning set forth in Section 3.14.

“Expected Sale Date” has the meaning set forth in Section 6.11.

“GAAP” has the meaning set forth in Section 3.16.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Indemnified Liabilities” has the meaning set forth in Section 8.13.

“Indemnitees” has the meaning set forth in Section 8.13.

“Initial Closing” has the meaning set forth in Section 2.1.

“Initial Closing Date” has the meaning set forth in Section 2.1.

“Initial Closing Securities” has the meaning set forth in Section 2.1.

“Initial Closing Shares” has the meaning set forth in Section 2.1.

“Initial Closing Warrants” has the meaning set forth in Section 2.1.

“Initial Purchase Commitment” has the meaning set forth in Section 2.1.

“Initial Subscription Amount” has the meaning set forth in Section 2.1.

“Intellectual Property” has the meaning set forth in Section 3.13.

“Investor Deliverables” has the meaning set forth in Section 5.2.

“Lien” means any charge, mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-Up Agreement” means, collectively, each lock-up agreement by and between each Investor and the Company in the form of Exhibit C attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to timely perform its obligations under the Transaction Documents, except that for purposes of Section 6.1(i) of this Agreement, in no event shall a change in the market price of the Class A Common Stock alone constitute a “Material Adverse Effect”.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound that has been filed or was required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“New Securities” has the meaning set forth in Section 6.11.

“NYSE American” means The NYSE American LLC.

“Offer Notice” has the meaning set forth in Section 6.11.

“Participation Percentage” means 25%.

“Participation Period” has the meaning set forth in Section 6.11.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise or incur in the ordinary course of business, and that relate to amounts not yet due and payable, delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record that (A) are matters of record and (B) do not materially interfere with the present uses of such real property), (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens on equity or debt securities resulting from applicable federal, state and other securities laws, (vii) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed entered into in the ordinary course of business, and (viii) other Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Pre-Offer Notice” has the meaning set forth in Section 6.11.

“Principal Trading Market” means the Trading Market on which the Class A Common Stock is primarily quoted for trading, which, as of the date of this Agreement and each Closing Date, shall be the NYSE American.

“Public Disclosure” has the meaning set forth in Section 8.8.

“Public Warrants” has the meaning set forth in the recitals to this Agreement.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Required Holders” means the holders of at least a majority of the Shares and the Warrant Shares issuable upon exercise of the Warrants (without regard to any limitations on exercise of the Warrants).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3.7.

“Second Closing” has the meaning set forth in Section 2.2.

“Second Closing Date” has the meaning set forth in Section 2.2.

“Second Closing Securities” has the meaning set forth in Section 2.2.

“Second Closing Warrants” has the meaning set forth in Section 2.2.

“Second Subscription Amount” has the meaning set forth in Section 2.2.

“Securities” has the meaning set forth in the recitals to this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Class A Common Stock).

“Subscription Amount” has the meaning set forth in Section 2.2.

“Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached Schedule and supporting information that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax.

“Tax(es)” means all U.S. federal, state, local, or non-U.S. net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, capital, estimated, goods and services, premium, environmental or other taxes, assessments, duties or similar charges of any kind whatsoever in the nature of tax, including all interest, penalties and additions to tax imposed by or otherwise payable to any Taxing Authority with respect to the foregoing.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Entity responsible for the collection, assessment or imposition of any Tax or the administration of any law relating to any Tax.

“Trading Day” means (i) a day on which the Class A Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Class A Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Class A Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Class A Common Stock is not quoted on any Trading Market, a day on which the Class A Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Class A Common Stock is not listed or quoted as set forth in (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Class A Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” has the meaning set forth in Section 6.2.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means that certain Warrant Agreement by and between the Company, as successor to Yellowstone Acquisition Company, and Continental Stock Transfer & Trust Company, dated as of October 21, 2020 and filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 24, 2023.

“Warrant Shares” has the meaning set forth in the recitals to this Agreement.

“Warrants” has the meaning set forth in the recitals to this Agreement.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.    Purchase and Sale of Securities

2.1    Initial Purchase Commitment.

(a)    Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company for an aggregate subscription amount (the “Initial Subscription Amount”) of $42,810,000, (i) an aggregate of 6,586,154 Shares (the “Initial Closing Shares”) and (ii) Warrants exercisable for an aggregate of 1,141,600 shares of Class A Common Stock (the “Initial Closing Warrants” and together with the Initial Closing Shares, the “Initial Closing Securities”) (the “Initial Purchase Commitment”). Each Investor’s Initial Subscription Amount and Initial Closing Securities is set forth next to such Investor’s name on Schedule A hereto.

(b)    On the terms and subject to the conditions set forth in this Agreement, the closing of the Initial Purchase Commitment (the “Initial Closing”) shall occur remotely via exchange of executed documents and funds on such date as is provided by written notice by the Investors to the Company at least five (5) Business Days prior to such Closing Date (the “Initial Closing Date”), at which time the Company shall deliver to the Investors their respective Initial Closing Securities against payment by or on behalf of the Investors of their respective purchase price therefor (as set forth in this Section 2.1) by wire transfer in immediately available funds to the account designated by the Company in writing. For the avoidance of doubt, the Initial Closing is not contingent or reversible in the event the Second Closing (as defined below) does not occur.

2.2    Second Purchase Commitment.

(a)    Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company for up to an aggregate subscription amount of $15,000,000 (the “Second Subscription Amount” and together with the Initial Subscription Amount, the “Subscription Amount”), (i) up to an aggregate of 2,307,692 Shares (the “Second Closing Shares”) and (ii) Warrants exercisable for up to an aggregate of 400,000 shares of Class A Common Stock (the “Second Closing Warrants” and together with the Second Closing Shares, the “Second Closing Securities”) (the “Second Purchase Commitment”). Each Investor’s maximum Second Subscription Amount and maximum Second Closing Securities is set forth next to such Investor’s name on Schedule A hereto. Such actual aggregate Second Subscription Amount and aggregate amount of Second Closing Securities shall be determined in the sole discretion of the Lead Investor (as defined below).

(b)    On the terms and subject to the conditions set forth in this Agreement, the closing of the Second Purchase Commitment (the “Second Closing” and, together with the Initial Closing, each a “Closing”) shall occur, if at all, remotely via exchange of executed documents and funds on such date and for such aggregate Second Subscription Amount and aggregate amount of Second Closing Securities as is provided by written notice by the Lead Investor to the Company at least five (5) Business Days prior to such Closing Date (but in no event shall the Second Closing occur on a date that is later than November 30, 2023) (“Second Closing Date” and, together with the Initial Closing Date, each a “Closing Date”), at which time the Company shall deliver to the Investors their respective amount of Second Closing Securities against payment by or on behalf of the Investors of their respective purchase price therefor by wire transfer in immediately available funds to the account designated by the Company in writing. For the avoidance of doubt, the Second Closing is not contingent on the occurrence of the Initial Closing.

2.3    Delivery of Shares and Warrants. Unless the Company and the Investors otherwise mutually agree in writing, at each Closing settlement shall occur on a “delivery versus payment” basis. The applicable Shares and Warrants to be delivered to the Lead Investor shall be delivered via a book-entry record through the Transfer Agent and Warrant Agent, as applicable, and, as soon as practicable thereafter, the Company shall provide a copy of the records of the Transfer Agent and Warrant Agent showing the Lead Investor as the owner of its respective Shares and Warrants, respectively, being purchased at each Closing on and as of such Closing Date. The applicable Shares to be delivered to the other Investor shall be delivered in certificated form by the Transfer Agent to the address set forth on such Investor’s signature page attached hereto.

3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the date hereof, as of the Initial Closing Date and as of the Second Closing Date, that, except as described in the Company’s SEC Filings, each of which qualify these representations and warranties in their entirety (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that the SEC Filings shall not qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.19, 3.20, 3.21, 3.22, 3.32 or 3.35 except as expressly set forth in such representations and warranties:

3.1    Organization, Good Standing and Power. The Company and its subsidiaries are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware or their respective jurisdictions of organization and have the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as now being conducted. The Company and its subsidiaries are duly licensed or qualified to do business and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of December 31, 2022, the Company does not own or control, directly or indirectly, any “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) other than the subsidiaries set forth in Exhibit 21.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

3.2    Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

3.3    Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding were as set forth in the SEC Filings as of the dates reflected therein. All of the outstanding shares of Class A Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All of the Public Warrants have been duly authorized and validly issued, and are fully paid. Each Public Warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share. None of the shares of Class A Common Stock or Public Warrants are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Company’s organizational documents or any contract to which the Company is a party or by which the Company is bound. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital equity of the Company. Except as set forth in the SEC Filings, this Agreement and the Registration Rights Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any securities under the 1933 Act. Except as set forth in the SEC Filings, no shares of Class A Common Stock and no Public Warrants are entitled to preemptive rights and there are no outstanding debt securities and no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company other than those issued or granted in the ordinary course of business pursuant to the Company’s equity incentive and/or compensatory plans or arrangements. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities or as set forth in the SEC Filings, the Company is not a party to, and to the Company’s Knowledge, there is no agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the SEC Filings, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement, the Registration Rights Agreement or any of the other Transaction Documents, or the consummation of the transactions described herein or therein.

3.4    Valid Issuance. The Securities have been duly and validly authorized and, when issued and paid for in accordance with the applicable Transaction Documents and, in the case of the Warrants and the Warrant Shares, the Warrant Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 4 hereof, the Securities will be issued in compliance with all applicable federal and state securities laws without registration under the 1933 Act.

3.5    Consents. Subject to the accuracy of the representations and warranties of the Investors set forth in Section 4 hereof, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, Governmental Entity, agency, or official, including, without limitation, any consent, action by, or approval of shareholders of the Company, other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, (c) filings pursuant to the rules and regulations of the NYSE American and (d) filing of the registration statement required to be filed by the Registration Rights Agreement, each of which the Company has filed or undertakes to file within the applicable time. Subject to the accuracy of the representations and warranties of the Investors set forth in Section 4 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities and (ii) the other transactions contemplated by the Transaction Documents, from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties is subject that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents and, in the case of the Warrants and the Warrant Shares, the Warrant Agreement.

3.6    No Material Adverse Change. Since December 31, 2022, except as identified and described in the SEC Filings: (i) the Company has not experienced or suffered any Material Adverse Effect, and there exists no current state of facts, condition or event which would have a Material Adverse Effect; (ii) there has not occurred any material adverse change, or any development that would reasonably be expected to result in a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company from that set forth in the SEC Filings, including, without limitation, as a result of the COVID-19 pandemic, or as a result of any measures intended to contain the COVID-19 pandemic imposed by any Governmental Entity in any country or region in which the Company, or any of its agents, consultants, advisors or vendors, has assets or properties or conducts business, including, without limitation, any limitations, curtailments, suspensions or closures of businesses, business offices or establishments, schools, properties and other public areas due to quarantines, curfews, travel restrictions, workplace controls, “stay-at-home” orders, social distancing requirements or guidelines or other public gathering restrictions or limitations, directives or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic; (iii) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (iv) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (v) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company.

3.7    SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, since January 25, 2022 (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. A copy of each SEC Filing is available to the Investors via the SEC’s EDGAR system. To the Company’s Knowledge, there are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Filings as of the date hereof.

3.8    No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities in accordance with the provisions thereof and, in the case of the Warrants and the Warrant Shares, the Warrant Agreement, will not, except (solely in the case of clause (i)(b) and clause (ii)) for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the Electronic Data Gathering, Analysis, and Retrieval system (the “EDGAR system”)), or (b) assuming the accuracy of the representations and warranties in Section 4, any applicable statute, rule, regulation or order of any Governmental Entity or any court, domestic or foreign, having jurisdiction over the Company or its subsidiaries, or any of their assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or its subsidiaries or, except as disclosed in the SEC Filings, give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract. This Section 3.8 does not relate to matters with respect to tax status, which are the subject of Section 3.9, employee relations and labor matters, which are the subject of Section 3.12, or environmental laws, which are the subject of Section 3.14.

3.9    Tax Matters. Except as disclosed in the SEC Filings or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there are no material Taxes due and payable by the Company or any of its subsidiaries that has not been timely paid, (b) there are no accrued and unpaid Taxes of the Company or any of its subsidiaries that are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any Tax Returns by any Governmental Entity, and (d) the Company has duly and timely filed all material Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

3.10    Title to Assets. Other than as disclosed in the SEC Filings or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the property and assets that the Company and its subsidiaries own are free and clear of all Liens (other than Permitted Liens). With respect to the property and assets the Company and its subsidiaries respectively lease, except as disclosed in the SEC Filings, the Company and its subsidiaries are in material compliance with such leases and holds a valid leasehold interest free and clear of all Liens (other than Permitted Liens). None of the Company or any of its subsidiaries owns, nor has ever owned, any real property.

3.11    Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate Governmental Entity necessary to conduct the business now operated by it, except where failure to so possess would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company.

3.12    Labor Matters.

(a)    The Company is not party to or bound by any collective bargaining agreements or other agreements with labor organizations, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company’s Knowledge, the Company has not violated in any material respect any laws, regulations, orders or contract terms affecting the collective bargaining rights of employees or labor organizations, or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, which violation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)    No material labor dispute with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the Company’s Knowledge, is threatened or imminent, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.13    Intellectual Property. Except as disclosed in the SEC Filings or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its subsidiaries owns and possesses all right, title and interest in and to, or has licenses or other rights to use, all Intellectual Property used or held for use by the Company and its subsidiaries in the conduct of the business of the Company and its subsidiaries as currently conducted and as presently proposed to be conducted. Except as disclosed in the SEC Filings, to the Company’s Knowledge, the Company has not received any communications alleging that the Company or any if its subsidiaries has violated, or by conducting its business, is violating any Intellectual Property rights of any other Person. To the Company’s Knowledge, no product or service marketed or sold by the Company or any of its subsidiaries violates any Intellectual Property rights of any other Person, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Filings, the Company or one of its subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that the Company and its subsidiaries own or lease or that it has otherwise provided to its employees for their use in connection with its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Filings, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding material options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s or any of its subsidiaries’ Intellectual Property, nor is the Company or any of its subsidiaries bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. There are no employees or consultants of the Company or any of its subsidiaries that own any Intellectual Property rights related to the Company’s or such subsidiary’s business as now conducted and as presently proposed to be conducted. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or any of its subsidiaries, including prior employees or consultants.

3.14    Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any Governmental Entity or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Law onto any real property that it owns or operates, and has not received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

3.15    Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending, or to the Company’s Knowledge, threatened to which the Company or its subsidiaries are a party or to which any property of the Company or its subsidiaries are the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16    Financial Statements. The condensed consolidated financial statements included in each SEC Filing made since January 25, 2022 comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such condensed consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the 1934 Act). Except as set forth in the condensed consolidated financial statements of the Company included in the SEC Filings or as otherwise disclosed in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

3.17    Insurance Coverage. The Company and its subsidiaries have in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company and its subsidiaries, reasonably sufficient in amount.

3.18    Compliance with NYSE American Continued Listing Requirements. As of the date hereof, the issued and outstanding shares of Class A Common Stock and Public Warrants are registered pursuant to Section 12(b) of the 1934 Act, and are listed for trading on the NYSE American, under the symbol “SKYH” and “SKYH WS”, respectively. The Company is in compliance with applicable NYSE American continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Class A Common Stock or the Public Warrants on NYSE American, and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Class A Common Stock or the Public Warrants from NYSE American. Upon each Closing, the issued and outstanding shares of Class A Common Stock and the Public Warrants, including the Securities to be issued pursuant to this Agreement, will be registered pursuant to Section 12(b) of the 1934 Act and will be listed for trading on the NYSE American. The Class A Common Stock is currently eligible for electronic transfer through the DTC or another established clearing corporation and the Company is current in payment of the fees to the DTC (or such other established clearing corporation) in connection with such electronic transfer.

3.19    Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Investors for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 3.19 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

3.20    No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising in connection with the offer or sale of any of the Securities.

3.21    No Integrated Offering. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4, neither the Company nor its subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act or would cause this offering of the Securities to require approval of shareholders of the Company for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the NYSE American.

3.22    Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 4, the offer and sale of the Securities to the Investors is exempt from the registration requirements of the 1933 Act pursuant to Section (4)(a)(2).

3.23    Questionable Payments. Neither the Company nor its subsidiaries nor, to the Company’s Knowledge, any of their current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its subsidiaries, has on behalf of the Company or its subsidiaries in connection with their business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.24    Transactions with Affiliates. Except for indemnification agreements, employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and transactions entered into on arms-length terms, and except as set forth in the SEC Filings, there are no contracts between the Company or any of its subsidiaries, on the one hand, and any directors, executive officers or other Affiliate of the Company or their immediate family members, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the 1934 Act.

3.25    Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which (a) are designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; (b) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (c) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting.

3.26    Disclosures. Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or would reasonably be expected to constitute material non-public information concerning the Company or its subsidiaries, other than with respect to the transactions contemplated hereby, which will be disclosed in the Public Disclosure (as defined below). The SEC Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.27    Required Filings. Except for the transactions contemplated by this Agreement, including the acquisition of the Securities contemplated hereby, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.28    Investment Company. The Company is not required to be registered as, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.29    Manipulation of Price. The Company has not taken, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

3.30    Anti-Bribery and Anti-Money Laundering Laws. Each of the Company, its subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees, are and have at all times been in compliance with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

3.31    Shell Company Status. The Company is not, and since January 25, 2022 has not been, an issuer identified in Rule 144(i)(1). As of January 31, 2022, the Company filed current “Form 10 Information” (as defined in Rule 144(i)(3)) with the SEC reflecting its status as an entity that was no longer an issuer described in Rule 144(i)(1)(i).

3.32    No Stockholder Approval. No stockholder approval shall be required for the consummation of the issuance and sale of the Securities, including as a result of any adjustment of the Warrants’ exercise price with respect to any extraordinary dividends.

3.33    U.S. Real Property Holding Corporation. The Company is not, and for twelve (12) months following the Initial Closing Date, shall not become, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.34    Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, each as applicable to “smaller reporting companies” as defined in Rule 12b-2 of the 1934 Act.

3.35    Eligibility for Registration. The Company is eligible to register the Securities for resale using Form S-3 promulgated under the 1933 Act.

3.36    Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to the Investors (or their members, general or limited partners or stockholders) as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investors’ (and their members’, general or limited partners’, stockholders’) ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Class A Common Stock or a change in control of the Company.

3.37    Transfer Taxes. On each Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Investors hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

3.38    Compliance. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) or (ii) in violation of any judgment, decree or order of any court, arbitrator or Governmental Entity, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.    Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company with respect to only itself that, as of the date hereof, as of the Initial Closing Date and as of the Second Closing Date:

4.1    Organization and Existence. Such Investor is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Securities pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.

4.2    Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, or general principles of equity.

4.3    Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. The Securities are being purchased by such Investor in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

4.4    Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

4.5    Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.6    Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

4.7    Legends. Such Investor understands that, except as provided below, certificates or book-entry positions evidencing the Shares and Warrant Shares may bear the following or any similar legend(s):

(a)     “THE OFFER AND SALE OF THESE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED (I)(A) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR (B) UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY AND ITS TRANSFER AGENT SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b)    If required by the authorities of any state in connection with the issuance or sale of the Shares and Warrant Shares, the legend required by such state authority.

4.8    Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of the 1933 Act. The investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Securities. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Securities and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (v) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Securities. Furthermore, such Investor is an “Institutional Account” as defined in FINRA Rule 4512(c).

4.9    No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any advertising or, to its knowledge, general or public solicitation.

4.10    Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or such Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

4.11    Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor first contacted the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, if such Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement and other than to such Person’s outside attorney, accountant, auditor, investment advisor, direct or indirect members, partners or stockholders or prospective co-investors only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

4.12    No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Securities.

4.13    Residency. Such Investor’s office in which its investment decision with respect to the Securities was made is located at the address immediately below such Investor’s name on its signature page hereto.

4.14    No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

4.15    No Bad Actor Disqualification Event. Such Investor represents, after reasonable inquiry, that none of the “Bad Actor” disqualifying events described in Rule 506(d)(l)(i) to (viii) under the 1933 Act (a “Disqualification Event”) is applicable to such Investor or any of its Rule 506(d) Related Parties (if any). “Rule 506(d) Related Party” means a person or entity that is a beneficial owner of such Investor’s securities for purposes of Rule 506(d).

4.16    Funding. Such Investor has secured firm commitments from its limited partners for sufficient funding to purchase the Initial Closing Securities, which commitments are not subject to any conditions other than any condition contained in this Agreement.

5.    Closing Deliveries; Conditions to Closing.

5.1    At or prior to each Closing, the Company shall issue, deliver or cause to be delivered to each Investor the following (the “Company Deliverables”):

(a)    this Agreement and the Registration Rights Agreement, each duly executed by the Company, and the applicable Closing Securities, in book-entry or certificated form, as applicable;

(b)    the Company’s wire instructions of the Company, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer of the Company;

(c)    a certificate, in the form of Exhibit B attached hereto, executed on behalf of the Company by its Chief Executive Officer or its Chief Accounting Officer, dated as of the applicable Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (f), (g) and (h) of Section 5.3.

5.2    At or prior to each Closing, each Investor shall deliver or cause to be delivered to the Company the following (the “Investor Deliverables”):

(a)    this Agreement, the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by such Investor; and

(b)    its Subscription Amount for the Initial Closing Securities or the Second Closing Securities, as applicable.

5.3    Conditions to the Investors’ Obligation to Purchase the Closing Securities. The respective obligations of the Investors to purchase Closing Securities at the Initial Closing and the Second Closing, is subject to the fulfillment to the Investors’ satisfaction, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived by the Investors:

(a)    The representations and warranties made by the Company in Section 3 hereof, as qualified by the SEC Filings, shall be true and correct in all material respects, except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as of the date hereof and as of the applicable Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects, except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the applicable Closing Date.

(b)    The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Closing Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)    The Company shall have delivered the Company Deliverables to the Investors.

(d)    No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Entity, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e)    There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(f)    No stop order or suspension of trading shall have been imposed by the NYSE American, the SEC or any other Governmental Entity with respect to public trading in the Class A Common Stock.

(g)    The NYSE American shall have approved a supplemental listing application for the Securities.

(h)    The Warrant Agreement shall be in full force and effect.

(i)    The Warrants shall be fungible with the Public Warrants, except that the Warrants will be restricted securities and will not be freely tradable prior to the effectiveness of a registration statement of the Company under the 1933 Act that covers the resale of the Warrants and the Warrant Shares.

(j)    This Agreement shall not have been terminated by the Investors in accordance with Section 5.3 herein.

5.4    Conditions to Obligations of the Company. The Company’s obligation to sell and issue Closing Securities at the Initial Closing and the Second Closing, if any, to each Investor is subject to the fulfillment to the satisfaction of the Company on or prior to the applicable Closing Date of the following conditions, any of which may be waived by the Company:

(a)    The representations and warranties made by such Investor in Section 4 hereof shall be true and correct in all material respects, except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as of the date hereof and as of the applicable Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects, except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as of such earlier date. Each Investor shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the applicable Closing Date.

(b)    Such Investor shall have delivered the Investor Deliverables to the Company.

(c)    This Agreement shall not have been terminated in accordance with Section 5.3 herein.

5.5    Termination of Obligations to Effect Closing; Effects.

(a)    The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect a Closing shall terminate as follows:

(i)    Upon the mutual written consent of the Company and the Investors; or

(ii)    By either the Company or the Investors if the Initial Closing has not occurred on or prior to November 6, 2023; provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Initial Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Initial Closing.

(b)    Nothing in this Section 5.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

6.    Covenants and Agreements of the Parties

6.1    Use of Proceeds. The net proceeds of the sale of the Securities hereunder shall be used by the Company for the development or acquisition of at least two hangar campuses and airport infrastructure at new airfields and for other working capital and general corporate purposes but shall not be used for the redemption of any equity securities of the Company or the repayment of any indebtedness of the Company. Notwithstanding the foregoing, the Company may conduct share or warrant buybacks or repay indebtedness from available funds other than the net proceeds of the sale of the Securities hereunder.

6.2    Removal of Legends. Subject to receipt from an Investor by the Company and the transfer agent for the Class A Common Stock (the “Transfer Agent”) of customary representations and other documentation (which shall not include a legal opinion unless such Investor is using an exemption from registration other than Rule 144) reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Securities (i) have been registered under the 1933 Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144 or any other exemption under the 1933 Act, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 6.2, and in the case of a removal following the occurrence of (i) above regardless of whether the Lock-Up Period (as defined in the Lock-Up Agreement) shall have expired, and promptly after any request therefor, and in any event no later than two Business Days thereafter, from such Investor accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book-entry or certificated shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. Any Securities subject to legend removal under this Section 6.2 may be transmitted by the Transfer Agent to an Investor by crediting the account of such Investor’s prime broker with the DTC system as directed by such Investor. If the Company shall fail for any reason or for no reason to issue to an Investor or any other holder of Securities within two (2) Trading Days after the occurrence of any of (i) through (iii) above (the initial date of such occurrence, the “Legend Removal Date”) such Securities by electronic delivery at the applicable balance account at DTC (or in the case of the Warrants, via book-entry through the Warrant Agent), and if on or after such Trading Day such Investor or such other holder purchases (in an open market transaction or otherwise) shares of Class A Common Stock to deliver in satisfaction of a sale, distribution or other transfer by such Investor or such other holder of such Securities that such Investor or such other holder anticipated receiving without legend from the Company (a “Buy-In”), then the Company shall, within two (2) Trading Days after such Investor’s or such other holder’s request and in such Investor’s or such other holder’s discretion, either (i) pay cash to such Investor or such other holder in an amount equal to such Investor’s or such other holder’s total purchase price (including brokerage commissions, if any) for the shares of Class A Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such unlegended Securities shall terminate, or (ii) promptly honor its obligation to deliver to such Investor or such other holder such unlegended Securities as provided above and pay cash to such Investor or such other holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Class A Common Stock, times (B) the Closing Sale Price of the Class A Common Stock on the Trading Day immediately prior to the applicable Legend Removal Date. The preceding sentence shall not apply with respect to a legend removal (i) during an Allowed Delay (as defined in the Registration Rights Agreement) solely if such legend removal is effected pursuant to clause (i) of the first sentence of this Section 6.2 or (ii) while Rule 144 is not available due to circumstances beyond the Company’s control solely if such legend removal is effected pursuant to clauses (ii) or (iii) of the first sentence of this Section 6.2. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. Notwithstanding anything herein to the contrary, the Company shall not require a legal opinion or any other documentation for an Investor to distribute the Securities in kind to its direct or indirect members, partners or stockholders.

6.3    Transfer Restrictions. Each Investor agrees that it will sell, transfer or otherwise dispose of the Securities only in compliance with all applicable state and federal securities laws and that any Securities sold by such Investor pursuant to an effective registration statement will be sold in compliance with the plan of distribution set forth therein.

6.4    Subsequent Equity Sales by the Company. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investors, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction. The Company shall not take any action or steps that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or require registration of the Securities under the 1933 Act.

6.5    Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by the Investors) relating to or arising out of the transactions contemplated hereby. At each Closing, the Company shall pay the reasonable legal fees and expenses incurred by the Investors in connection with the sale and issuance of the Securities, including without limitation reasonable and documented fees and expenses of Schulte Roth & Zabel LLP, counsel for the Altai Capital Falcon LP (the “Lead Investor”), in an amount not to exceed, in the aggregate between both Closings, $150,000. The Lead Investor’s legal expense amount may be withheld, at the election of the Investors, from the net proceeds to the Company at each Closing.

6.6    Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that it will not, nor will it cause any Affiliates acting on its behalf or pursuant to any understanding with it to, execute any Short Sales during the period from the date hereof until the earlier of (i) the Initial Closing Date or (ii) such time as this Agreement is terminated in accordance with Section 5.5. Notwithstanding the foregoing, if an Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Person’s outside attorney, accountant, auditor, investment advisor, direct or indirect members, partners or stockholders or prospective co-investors only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

6.7    Filings. The Company shall make all filings with the SEC and its Trading Market as required by the transactions contemplated hereby.

6.8    Clear Market. Prior to 90 days after the Initial Closing Date (the “Company Lock-Up Period”), the Company will not, and will not publicly disclose an intention to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hedge, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or submit to, or file with, the SEC a registration statement under the 1933 Act, or (ii) enter into any swap, hedging or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise, other than (A) any shares of Class A Common Stock, restricted stock, restricted stock units and options to purchase Class A Common Stock, shares of Class A Common Stock underlying options granted and other securities, each pursuant to any director or employee equity plans, stock ownership plan or dividend reinvestment plan of the Company in effect on the date hereof and without giving effect to any amendments thereto after the date hereof; (B) any purchases or sales made pursuant to new, existing or amendments to trading plans established in compliance with Rule 10b5-1 of the 1934 Act, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Company Lock-Up Period; (C) any shares of Class A Common Stock of the Company issued upon the exercise of convertible securities of the Company outstanding on the date hereof, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Agreement and without giving effect to any amendments thereto after the date hereof or as provided in this Agreement; (D) any shares of Class A Common Stock of the Company issued pursuant to the Company’s existing equity financing program with B. Riley Principal Capital II, LLC (the “B. Riley Program”), as in effect on the date hereof and without giving effect to any amendments thereto after the date hereof, so long as such shares of Class A Common Stock issued pursuant to the B. Riley Program (other than any such shares issued as “Additional Commitment Shares” as defined in the B. Riley Program) are issued at a per-share price equal to or greater than $6.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock after the date hereof); and (E) the filing of a registration statement by the Company, pursuant to the Registration Rights Agreement.

6.9    NYSE American Listing. Promptly following the execution of this Agreement, the Company shall file a supplemental listing application with the NYSE American for the listing of the Securities, a copy of which notification form shall have been made available to the Investors upon request.

6.10    Dividends. The Company shall not declare or pay any extraordinary dividend to the extent it would result in the issuance of a number of shares of Class A Common Stock upon exercise of the Warrants (without regard to any limitations on exercise of the Warrants) in excess of the number of shares of Class A Common Stock permissible by the NYSE American to be issued without stockholder approval.

6.11    Participation Rights.

(a)   Non-Underwritten Offerings.

(i)    If, during the period from the Initial Closing Date through and including the eighteenth (18th) month anniversary of the Initial Closing Date (the “Participation Period”), the Company proposes to offer and sell any New Securities (as defined below) for cash in an offering that is conducted pursuant to an exemption from registration under the 1933 Act, or in an offering that is registered under the 1933 Act that is not conducted as a firm-commitment underwritten offering, then, subject to compliance with all applicable securities laws and regulations, the Lead Investor shall have the right to purchase, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the other investors in such offering, up to that amount of New Securities being offered for sale in such offering equal to the Participation Percentage of the total amount of New Securities offered for sale in such offering.

(ii)    If the Company proposes to conduct an offering with respect to which the Lead Investor would have rights to purchase New Securities pursuant to this Section 6.11(a), the Company shall give written notice which shall not contain material non-public information (the “Pre-Offer Notice”) to the Lead Investor at least five (5) Trading Days prior to the commencement of the offering of the New Securities which Pre-Offer Notice shall ask the Lead Investor if it wants to review the details of such financing (such additional notice, an “Offer Notice”). Upon the request of the Lead Investor no later than one (1) Trading Day after receipt of the Pre-Offer Notice, and only upon a request by the Lead Investor, for an Offer Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver an Offer Notice to the Lead Investor, stating (A) its bona fide intention to offer such New Securities, (B) the number, type and material terms of such New Securities to be offered, (C) the price and terms, if any, upon which it proposes to offer such New Securities, (D) the Lead Investor’s Participation Percentage of the total amount of New Securities offered for sale in such offering and (E) the estimated date and time at which the Company expects to enter into a definitive agreement for the sale of the New Securities (the “Expected Sale Date”). If the information contained in the Offer Notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such Offer Notice only to the individuals identified on Lead Investor’s signature page hereto (or, if the Lead Investor shall have (i) apportioned any New Securities among itself and any of its Affiliates, members, general or limited partners and/or stockholders pursuant to Section 6.11(c)(ii) below, the individuals identified in the request by the Lead Investor for delivery of the Offer Notice or (ii) provided written notice of an assignment pursuant to Section 6.11(c)(iv) below, the individual identified in the contact information of such assignee), and shall not communicate the information to anyone else acting on behalf of the Lead Investor without the consent of one of those individuals.

(iii)    If the Lead Investor desires to exercise their rights under this Section 6.11(a) to participate in such offering, then the Lead Investor must provide a written notice to the Company by not later than 4:00 p.m. (New York City time) on the first (1st) Trading Day prior to the Expected Sale Date set forth in the Offer Notice, stating the amount of the Lead Investor’s elected participation. If the Company receives no such notice from the Lead Investor within the time period set forth herein, the Lead Investor shall be deemed to have notified the Company that the Lead Investor does not elect to purchase any New Securities in connection with such offering and the Company shall be free to sell such securities in the offering.

(b)    Underwritten Offerings. If, during the Participation Period, the Company proposes to offer and sell any New Securities for cash in a firm commitment underwritten offering registered under the 1933 Act, then, subject to compliance with all applicable securities laws and regulations, the Company will use its commercially reasonable efforts to cause the managing underwriter(s) of such offering to contact the Lead Investor about potentially participating in such offering no later than two (2) Trading Days prior to the pricing of such offering and to provide to the Lead Investor, on the same terms, including the price per security, and subject to the same conditions, as are applicable to the public in such offering, the opportunity to purchase up to that amount of New Securities being offered for sale in such offering equal to the Lead Investor’s Participation Percentage of the total amount of New Securities offered for sale in such offering (excluding securities issuable to the underwriter(s) of the offering upon exercise of a customary overallotment or other option to purchase additional shares).

(c)    General Terms Applicable to Participation Rights.

(i)    Notwithstanding anything to the contrary in this Section 6.11 and unless otherwise agreed by the Lead Investor, in the event the Company determines to abandon a proposed offering regarding which the Company or any underwriter have provided notice to the Lead Investor pursuant to this Section 6.11, the Company shall, or shall cause the managing underwriter(s), to confirm such abandonment to the Lead Investor in the same manner and on the same day as such abandonment is communicated to other potential investors. If, by the tenth (10th) Trading Day following delivery of notice of the offering to the Lead Investor pursuant to this Section 6.11, no public disclosure regarding a transaction with respect to the applicable offering has been made, such offering shall be deemed to have been abandoned and the Lead Investor shall be deemed to not be in possession of any material non-public information (as defined under the applicable securities laws) with respect to the proposed offering, unless the Company advises the Lead Investor that the offering has not been abandoned. The Company understands and confirms that the Lead Investor may rely on this Section 6.11(c)(i) when effecting transactions in securities of the Company.

(ii)    The Lead Investor may apportion any New Securities purchased pursuant to their rights in this Section 6.10 in such proportion as they deem appropriate among itself and any of its respective Affiliates, members, general or limited partners and/or stockholders.

(iii)    The rights of the Lead Investor under this Section 6.11 to purchase securities in an offering will be conditioned upon the completion of such offering.

(iv)    The rights of the Lead Investor under this Section 6.11 shall inure to the benefit of and be binding upon its permitted successors and assigns. The Lead Investor or the applicable assignee shall provide prior written notice of any assignment of its rights under this Section 6.11, which notice shall include the address and contact information of any assignee; provided, that the failure to provide such notice shall not affect the effectiveness of the assignment; provided, further that if neither the Lead Investor nor the applicable assignee provide such notice, and the Company provides any Pre-Offer Notice or Offer Notice to the Lead Investor pursuant to Section 6.11(a)(ii), such Pre-Offer Notices and Offer Notices shall not be deemed defective; provided, further that the rights and offer set forth in such Pre-Offer Notice or Offer Notice shall inure to the benefit of such applicable assignee notwithstanding that such Pre-Offer Notice or Offer Notice was provided to the Lead Investor.

(v)    The Company hereby acknowledges that nothing in this Section 6.11 constitutes an offer or the commitment by the Lead Investor to purchase any New Securities in any offering.

For purposes of this Section 6.11, “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as options or warrants to purchase such equity securities, or securities of any type whatsoever that are convertible or exchangeable into or exercisable for such equity securities, other than (i) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its subsidiaries, pursuant to any Company stock-based compensation plan or arrangement for services rendered to the Company in such capacity; (ii) any securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the date if this Agreement or issued pursuant to this Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Agreement and without giving effect to any amendments thereto after the date hereof or as provided in this Agreement; (iii) any securities issued by the Company as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity approved by the Board, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be entered into for bona fide reasons other than capital raising and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) any securities issued by the Company in connection with a transaction with an unaffiliated third party approved by the Board that includes a bona fide commercial relationship with the Company (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement with the Company), provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be entered into for bona fide reasons other than capital raising and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities for the purpose of raising capital or to an entity whose primary business is investing in securities and (v) any securities issued by the Company to banks or other financial institutions, or to real property lessors, pursuant to a debt financing or real property leasing transaction approved by the Board. For clarity, New Securities does not include securities that may be issued pursuant to the B. Riley Program, as it may be amended from time to time, including to convert the B. Riley Program to an at-the-market offering, provided that the amount of shares issuable thereunder shall not exceed the number of shares issuable under the B. Riley Program as of the date hereof.

6.12    Maximum Percentage. Each of the Company and the Lead Investor acknowledges and agrees that this Section 6.12 shall serve as written notice by the Lead Investor to the Company, in each case with respect to the Warrants, of (i) its election to be subject to the provisions contained in Subsection 3.3.5 of the Warrant Agreement and (ii) its election to decrease the Maximum Percentage (as defined in the Warrant Agreement) to 1.00% as it applies to the Lead Investor (together with its affiliates) pursuant to the provisions of Subsection 3.3.5 of the Warrant Agreement. Such Maximum Percentage shall become effective with respect to each of the Lead Investor and its affiliates immediately upon the issuance and sale of the Warrants.

7.    Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive each Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.    Miscellaneous.

8.1    Successors and Assigns. Except as expressly provided otherwise herein, this Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or general or limited partner or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company, provided such assignee agrees in writing to be bound by the provisions hereof that apply to the rights or duties assigned by such Investor. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Class A Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Securities” shall be deemed to refer to the securities received by such Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.3    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by e-mail, then such notice shall be deemed given on the date of transmission (provided that notice shall not be considered given or effective if the sender receives an automatic system-generated response that such e-mail was undeliverable), (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Sky Harbour Group Corporation
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604
Telephone: (212) 554-5990
Attention: Francisco Gonzalez
Email: fgonzalez@skyharbour.group;

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
300 Colorado Street, Suite 1800
Austin, TX 78701
Telephone: (512) 617-0650
Attention: John Hensley
Email: jhensley@mofo.com;

If to the Investors:

Altai Capital Falcon LP

4675 MacArthur Court, Suite 1500

Newport Beach, CA 92660
Telephone: (949) 326-9612
Attention: Rishi Bajaj
Email: rbajaj@altai.com;

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue

New York, NY 10022

Telephone: (212) 756-2376

Attention: Eleazer N. Klein, Esq.

E-mail: eleazer.klein@srz.com.

8.5    Expenses. Other than as set forth in Section 6.5, the parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and the Investors has relied on the advice of its own respective counsel.

8.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to the Investors without the written consent of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to Closing, the Lead Investor and (ii) following the Closing, each holder of any Securities purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Securities and the Company.

8.7    Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Investors may identify the Company and describe the Securities purchased in accordance with this Agreement in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act). The Company shall not include the name of any Investor or any Affiliate, general or limited partner or investment adviser of any Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any SEC Filing to the extent such disclosure is required by SEC rules and regulations) without the prior written consent of such Investor or such general or limited partner, as applicable.

8.8    Disclosure. No later than 5:30 p.m., New York City time, on the Business Day immediately following the date this Agreement is executed and delivered by the parties hereto (the “Disclosure Time”), the Company shall issue a press release or file a Form 8-K with the SEC disclosing all material terms of the transactions contemplated by this Agreement, the other Transaction Documents and any material non-public information that the Company, its subsidiaries or any of their respective affiliates, officers, directors, employees or agents may have provided any Investor or any of their respective general or limited partners, their respective Affiliates, attorneys, agents or representatives at any time prior to the issuance of such press release or Form 8-K and, if a Form 8-K, including as exhibits the form of this Agreement and the Transaction Documents (the “Public Disclosure”). In addition, the Company will make such other filings and notices in the manner and time required by the SEC or the NYSE American. From and after the issuance or filing of the Public Disclosure, no Investor nor such Investor’s Affiliates, general or limited partners, attorneys, agents and representatives shall be in possession of any material non-public information received from the Company, its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. Upon the earlier of (i) the Disclosure Time and (ii) the issuance or filing of the Public Disclosure, the Investors, their respective general or limited partners and their respective Affiliates shall no longer be subject to any confidentiality or similar obligations, whether written or oral, with the Company, its subsidiaries or any of their respective affiliates, officers, directors, employees or agents with respect to transactions contemplated by the Transaction Documents. The Company understands and confirms that the Investors, their respective general and limited partners and their respective Affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.

8.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.10    Entire Agreement. This Agreement, including the signature pages, Exhibits, the other Transaction Documents and any confidentiality agreement between the Company and the Investors constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof; provided, however, that with respect to any conflict between this Agreement and the Registration Rights Agreement, the Registration Rights Agreement shall govern as it relates to the registration of the resale of the Securities.

8.11    Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.12    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8.13    Indemnification. The Company agrees to indemnify and hold harmless each Investor, its general and limited partners and their respective Affiliates, directors, officers, trustees, partners, members, managers, employees, investment advisers and agents (collectively, the “Indemnitees”), from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (the “Indemnified Liabilities”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents or any other certificate, instrument or document delivered by the Company to such Investor in connection with the transactions contemplated hereunder. For the avoidance of doubt, the indemnification set forth in this Section 8.13 is intended to apply, and shall apply, to direct claims asserted by an Investor against the Company, as well as any third party claims asserted by an Indemnitee (other than an Investor) against the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Each of the Indemnitees is an intended third-party beneficiary of this Section 8.13 and Section 8.14.

8.14    Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder in respect of a third-party claim shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnitee; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such third-party claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any Indemnitee to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such Indemnitees. No indemnifying party will, except with the consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement with respect to a third-party claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or litigation. No Indemnitee will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement with respect to a third-party claim.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

Dated:

COMPANY: SKY HARBOUR GROUP CORPORATION

By:
Name:	Francisco Gonzalez
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

Dated:

INVESTOR: ALTAI CAPITAL FALCON LP By: Altai Capital Falcon GP, LLC, its General Partner

By:
Name:	Rishi Bajaj
Title:	Managing Member

Address:	4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660

[Signature Page to Securities Purchase Agreement]

Dated:

INVESTOR:

[Altai Capital Managed Account] Address: Address for delivery of Closing Securities (if different than above):

[Signature Page to Securities Purchase Agreement]

SCHEDULE A

Investor Schedule

Investor	Initial Subscription Amount	Initial Closing Shares	Initial Closing Warrants	Maximum Second Subscription Amount	Maximum Second Closing Shares	Maximum Second Closing Warrants
Altai Capital Falcon LP	$40,210,000	6,186,154	1,141,600	$15,000,000	2,307,692	400,000
[Altai Capital Managed Account]	$2,600,000	400,000	0	$0	0	0
Total:	$42,810,000	6,586,154	1,141,600	$15,000,000	2,307,692	400,000

EXHIBIT A

Form of Registration Rights Agreement

EXHIBIT B

Form of Officer’s Certificate

EXHIBIT C

Form of Lock-Up Agreement